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                                                                              Exhibit 99(b)


                                            Gulf States Utilities Company
                               Computation of Ratios of Earnings to Fixed Charges and
                        Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                              Twelve Months Ended
                                                                                   December 31,                      September 30,
                                                                1990       1991       1992       1993       1994       1995

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Fixed charges, as defined:
  Interest on long-term debt                                  $218,462   $201,335   $197,218   $172,494  $167,082     $183,987
  Interest on notes payable                                     36,963     27,953     21,155     19,440    20,203          741
  Other interest                                                18,380     29,169     26,564     10,561     7,957        6,251
  Amortization of expense and premium on debt-net(cr)            2,192      1,999      3,479      8,104     8,892        8,926
  Interest applicable to rentals                                23,761     24,049     23,759     23,455    21,539       18,343
                                                              ----------------------------------------------------------------
Total fixed charges, as defined                                299,758    284,505    272,175    234,054   225,673      218,248

Preferred dividends, as defined (a)                            104,484     90,146     69,617     65,299    52,210       30,015
                                                              ----------------------------------------------------------------

Combined fixed charges and preferred dividends, as defined    $404,242   $374,651   $341,792   $299,353  $277,883     $248,263
                                                              ================================================================

Earnings as defined:

Income (loss) from continuing operations before extraordinary
  items and the cumulative effect of accounting changes       ($36,399)  $112,391   $139,413    $69,462  ($82,755)     $19,810
  Add:
    Income Taxes                                               (24,216)    48,250     55,860     58,016   (62,086)         205
    Fixed charges as above                                     299,758    284,505    272,175    234,054   225,673      218,248
                                                              ----------------------------------------------------------------
Total earnings, as defined                                    $239,143   $445,146   $467,448   $361,532   $80,832     $238,263
                                                              ================================================================
Ratio of earnings to fixed charges, as defined                    0.80       1.56       1.72       1.54      0.36         1.09
                                                              ================================================================
Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                  0.59       1.19       1.37       1.21      0.29         0.96
                                                              ================================================================

___________________

(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

(b) Earnings for the year ended December 31, 1994 and 1990, for GSU were not adequate to cover fixed charges by $144.8 million and $60.6 million, respectively. Earnings for the years ended December 31, 1994 and 1990, for GSU were not adequate to cover fixed charges and preferred dividends by $197.1 million and $165.1 million, respectively. Earnings for the twelve months ended September 30, 1995 for GSU were not adequate to cover fixed charges and preferred dividends by $10.0 million.

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